ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Names New Chief Financial Officer
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BROKEN ARROW, Oklahoma, March 6, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced the appointment of Kevin Brown as its new Chief Financial Officer (“CFO”), effective March 1, 2019. Scott Francis, who served as the Company’s CFO since 2008, has taken on the role of Chief Accounting Officer, a new position created at the Company, reporting to Mr. Brown.

In his role as CFO, Mr. Brown’s day-to-day responsibilities will include accounting, financial reporting, treasury management, strategic financial planning, human resources, information technology, risk management, deal analysis and negotiations. This appointment comes at a time when the Company is undergoing significant change, including the anticipated divestment of its Cable TV segment in the third fiscal quarter 2019 and the implementation of an aggressive strategy to strengthen and expand the Telco segment. Mr. Brown will assist Joe Hart, President and Chief Executive Officer, and the Board of Directors in driving these initiatives and building value for shareholders.

Mr. Brown is a seasoned financial executive with extensive experience in the telecommunications industry. Since 2011, he has served as a Partner at 4M Investments (“4M”), a family office private equity investment firm. In this role he oversaw the performance and financial management of 4M’s portfolio companies, including leading its telecom infrastructure investment efforts and evaluating tower, fiber, DAS and small cell opportunities. He also has served in several executive positions within 4M Investments’ portfolio companies, including as Global CFO, and ultimately the CEO, of Intercomp Global Services (2011 – 2014). Intercomp Global Services grew to become the largest payroll and accounting services provider in The Commonwealth of Independent States (CIS), with over 600 employees across Russia, Ukraine and Kazakhstan. Mr. Brown led the sale and negotiations process to profitably sell the business to a private equity buyer. Prior to 4M Investments, Mr. Brown worked at M7 Aerospace LP, serving in varying levels of seniority, including as its CFO and ultimately as its CEO. He was an integral part of growing M7 Aerospace from a small aviation company into a $135 million Aerospace and Defense company with 650 employees.  Mr. Brown successfully led the company to a successful sale to a strategic buyer, Elbit Systems of America. From 1998 – 2004, he worked in Strategy and Corporate Development at Crown Castle International, one of the largest telecom infrastructure businesses in the world, where he was part of the Strategy and M&A team responsible for evaluating transactions, deal sourcing and due diligence efforts globally. Mr. Brown holds a BBA in Finance and Economics from Texas Tech University.

Joe Hart, President and CEO of ADDvantage Technologies, said, “Kevin’s senior management experience and strong financial acumen, complemented by his track record of successfully leading businesses across similar industries, make him uniquely suited to taking on the CFO role at ADDvantage Technologies. Kevin began his career in a key M&A role within the telecommunications industry and has further developed experience leading companies across a multitude of industries.  In his most recent role at a private equity family firm, he demonstrated his skill in identifying and analyzing strong growth opportunities in the telecommunication infrastructure and services markets, and we are proud he has chosen to join the team at ADDvantage at this critical period in our growth.

“On behalf of the Board, I would like to thank Scott for diligently leading the financial management of the Company over the past decade and for agreeing to take on a new role as Chief Accounting Officer to ensure the continued smooth running of the business. His contribution has been critical to ADDvantage

Technologies as it navigated the decline in the Cable TV segment as structural changes reduced the size of the market and entered the Telco market through several M&A transactions,” concluded Mr. Hart.

Kevin Brown commented, “ADDvantage is an undervalued business opportunity, with an established presence in the telecom market where there is significant opportunity for it to expand its services, secure new customers and grow both its top and bottom line. The recent acquisition of Fulton Technologies represents a significant milestone which, coupled with divesting the Cable TV segment, is expected to create a stronger company with improved growth prospects. I look forward to using my experience in the telecommunication and services sector to work alongside Joe to implement the Company’s strategic vision to continue to solidify, enhance and expand our Telco segment operations.”
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage sells is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. Through the acquisition of Fulton, the Company will provide turn-key wireless infrastructure services, such as the installation and decommissioning of equipment on cell sites, for wireless carriers, national integrators, and equipment manufacturers supporting the wireless carriers.  In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications, Triton Datacom, and Fulton Technologies. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.